UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2010 (December 20, 2010)

Newcastle Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-31458	81-0559116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York		10105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 20, 2010, Newcastle Investment Corp. (the “Company”) completed a series of transactions whereby the Company, together with one or more of its wholly owned subsidiaries, repurchased approximately $257 million current principal balance of Newcastle CDO VI Class I-MM notes at a price of 67.5% of par. The purchased notes represent all of the outstanding Class I-MM notes of Newcastle CDO VI (the “notes”). The Company purchased the notes using a combination of restricted cash, unrestricted cash and proceeds from a new repurchase facility, entered into in connection with the purchase of a portion of the notes. The repurchase facility has an initial outstanding balance of approximately $19 million, a one-year term, bears interest at a rate of LIBOR + 1.50% and is secured by $47 million current principal balance of the notes. Although the repurchase facility contains mark to market provisions that require margin to be posted in the event that the value of the notes decreases, the recourse to the Company is limited to twenty-five percent of the then-outstanding balance of the repurchase facility, which will initially be $4.75 million.

As of December 20, 2010, the Company had a total of $168 million of cash to invest, comprised of $26 million of unrestricted cash and $142 million of restricted cash for CDO reinvestment.

In accordance with GAAP, the Company will record an $82 million gain on the extinguishment of debt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP.
(Registrant)

/s/ Brian C. Sigman
Brian C. Sigman
Chief Financial Officer

Date: December 22, 2010

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